Horwitz & Cron	Four Venture Plaza Suite 390 Irvine, California 92618
Telephone: 949 . 450 . 4942 Facsimile: 949 . 453 . 8774

July 27, 2005

RE:	REED’S, INC., a Delaware corporation Registration Statement Form SB-2

Ladies and Gentlemen:

We have acted as counsel for REED’S, Inc., a Delaware corporation ("REED’S"), in connection with the preparation of a Registration Statement on Form SB-2 to be filed by REED’S with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the registration and sale of shares of common stock offered by REED’S. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In connection with rendering the opinion as set forth below, we have reviewed: (a) the Registration Statement of REED’S, Inc. on Form SB-2 and the exhibits thereto {“Registration Statement”}; (b) REED’S Articles of Incorporation, (c) REED’S Bylaws; (d) certain records of REED’S corporate proceedings as reflected in it’s minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the shares issuable by REED’S pursuant to this Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Horwitz & Cron

/s/ Horwitz & Cron